SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 22, 2013

SINO-GLOBAL SHIPPING

AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-56 39th Avenue, Room #305

Flushing, New York 11354

(Address of principal executive offices and zip code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously noted on a current report on Form 8-K filed November 23, 2012, Sino-Global Shipping America, Ltd. (the “Company”) received from the Nasdaq OMX Group (“Nasdaq”) a letter dated on November 21, 2012 indicating that it was not in compliance with Nasdaq Marketplace Rule 5550(b)(1) (the “Rule”), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. On its quarterly report for the period ended September 30, 2012, the Company reported stockholders’ equity of $2,098,807 and, as a result, did not satisfy the Rule.

On January 24, 2013, the Company received a letter from Nasdaq notifying the Company that it had been granted until May 20, 2013 to return to and evidence compliance with the Rule.

On April 19, 2013, the Company held its annual shareholder meeting, at which the shareholders approved the issuance of 1,800,000 shares of common stock to a shareholder in return for $3,078,000 in cash. On April 25, 2013, the Company filed a current report on Form 8-K to announce the results of the annual shareholder meeting, including the approval of this issuance. On May 15, 2013, the Company filed a quarterly report on Form 10-Q announcing approval of the issuance and its return to compliance with the Rule.

On May 22, 2013, the transfer agent for the Company completed the issuance of the shares in question. The issuance of the shares and the receipt of the payment for the shares cause the Company to believe that, as of the date of this report, the Company believes it has regained compliance with the stockholders’ equity requirement. As noted in the Company’s quarterly report on Form 10-Q, if these proceeds were reflected in the Company’s financial statements for the quarter ended March 31, 2013, the Company’s shareholder equity would have been $4,370,974.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. If, at the time of the Company’s next periodic report, the Company does not evidence compliance, it may be subject to delisting.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino-Global Shipping America, Ltd.

By:	/s/ Cao Lei
Cao Lei
Chief Executive Officer

Dated: May 22, 2013